Exhibit 8.1

Significant Subsidiaries

The following table sets forth our significant subsidiaries as of December 31, 2021:

Name of Company	Jurisdiction of Establishment	Percentage Owned
CIBSA:	Mexico	100.0%
Coca-Cola FEMSA	Mexico	47.2	%(1)
Emprex:	Mexico	100.0%
FEMCO	Mexico	100.0%
CB Equity	United Kingdom	100.0%

(1)

Percentage of capital stock. FEMSA, through CIBSA, owns 56% of the ordinary voting shares of Coca-Cola FEMSA after giving effect to the eight-for-one stock split (as defined herein) consummated by Coca-Cola FEMSA on April 11, 2019.